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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934

                                 AboveNet, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    00374N107
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                January 25, 2007
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)
[x] Rule 13d-1(c)
[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------------------------------------------------
CUSIP No. 00374N107
--------------------------------------------------------------------------------

   1. Names of Reporting Persons: Stonehill Institutional Partners, L.P. I.R.S. Identification Nos. of above persons (entities only). 13-3982121

--------------------------------------------------------------------------------
   2.  Check the Appropriate Box if a Member of a Group (See Instructions)
       (a)  X
       (b)

--------------------------------------------------------------------------------
   3.  SEC Use Only

--------------------------------------------------------------------------------
   4.  Citizenship or Place of Organization: Delaware, USA

--------------------------------------------------------------------------------

             5.    Sole Voting Power:  0
Number of
Shares       -------------------------------------------------------------------
Beneficially
Owned by     6.    Shared Voting Power:  405,533
Each
Reporting    -------------------------------------------------------------------
Person With  7.    Sole Dispositive Power:  0

             -------------------------------------------------------------------
             8.    Shared Dispositive Power: 405,533

--------------------------------------------------------------------------------
   9.  Aggregate Amount Beneficially Owned by Each Reporting Person:  405,533

--------------------------------------------------------------------------------
   10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

--------------------------------------------------------------------------------
   11. Percent of Class Represented by Amount in Row (9): 3.8%

--------------------------------------------------------------------------------
   12. Type of Reporting Person (See Instructions): PN

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No. 00374N107
--------------------------------------------------------------------------------

   1. Names of Reporting Persons: Stonehill Offshore Partners Limited I.R.S. Identification Nos. of above persons (entities only). N/A

--------------------------------------------------------------------------------
   2.  Check the Appropriate Box if a Member of a Group (See Instructions)
       (a)  X
       (b)

--------------------------------------------------------------------------------
   3.  SEC Use Only

--------------------------------------------------------------------------------
   4.  Citizenship or Place of Organization: Cayman Islands

--------------------------------------------------------------------------------

Number of    5.    Sole Voting Power:  0
Shares
Beneficially -------------------------------------------------------------------
Owned by
Each         6.    Shared Voting Power:  404,556
Reporting
Person With  -------------------------------------------------------------------

             7.    Sole Dispositive Power:  0

             -------------------------------------------------------------------
             8.    Shared Dispositive Power: 404,556

--------------------------------------------------------------------------------
   9.  Aggregate Amount Beneficially Owned by Each Reporting Person:  404,556

--------------------------------------------------------------------------------
   10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

--------------------------------------------------------------------------------
   11. Percent of Class Represented by Amount in Row (9): 3.8%

--------------------------------------------------------------------------------
   12. Type of Reporting Person (See Instructions): CO

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No. 00374N107
--------------------------------------------------------------------------------

   1.  Names of Reporting Persons:  Stonehill Advisers LLC
       I.R.S. Identification Nos. of above persons (entities only).  13-4090347

--------------------------------------------------------------------------------
   2.  Check the Appropriate Box if a Member of a Group (See Instructions)
       (a)  X
       (b)

--------------------------------------------------------------------------------
   3.  SEC Use Only

--------------------------------------------------------------------------------
   4.  Citizenship or Place of Organization: Idaho, USA

--------------------------------------------------------------------------------

Number of    5.    Sole Voting Power:  0
Shares       -------------------------------------------------------------------
Beneficially
Owned by     6.    Shared Voting Power:  404,556
Each
Reporting    -------------------------------------------------------------------
Person With
             7.    Sole Dispositive Power:  0

             -------------------------------------------------------------------

             8.    Shared Dispositive Power: 404,556

--------------------------------------------------------------------------------
   9.  Aggregate Amount Beneficially Owned by Each Reporting Person:  404,556

--------------------------------------------------------------------------------
   10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

--------------------------------------------------------------------------------
   11. Percent of Class Represented by Amount in Row (9): 3.8%

--------------------------------------------------------------------------------
   12. Type of Reporting Person (See Instructions): PN, HC

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No. 00374N107
--------------------------------------------------------------------------------

   1.  Names of Reporting Persons:  Stonehill Capital Management LLC
       I.R.S. Identification Nos. of above persons (entities only). 13-4091243

--------------------------------------------------------------------------------
   2.  Check the Appropriate Box if a Member of a Group (See Instructions)
       (a)  X
       (b)

--------------------------------------------------------------------------------
   3.  SEC Use Only

--------------------------------------------------------------------------------
   4.  Citizenship or Place of Organization: Delaware, USA

--------------------------------------------------------------------------------

Number of    5.    Sole Voting Power:  0
Shares
Beneficially -------------------------------------------------------------------
Owned by     6.    Shared Voting Power:  810,089
Each
Reporting    -------------------------------------------------------------------
Person With  7.    Sole Dispositive Power:  0
             -------------------------------------------------------------------
             8.    Shared Dispositive Power: 810,089

--------------------------------------------------------------------------------
   9.  Aggregate Amount Beneficially Owned by Each Reporting Person:  810,089

--------------------------------------------------------------------------------
   10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

--------------------------------------------------------------------------------
   11. Percent of Class Represented by Amount in Row (9): 7.7%

--------------------------------------------------------------------------------
   12. Type of Reporting Person (See Instructions): PN, HC

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No. 00374N107
--------------------------------------------------------------------------------

   1.  Names of Reporting Persons: Stonehill General Partner, LLC
       I.R.S. Identification Nos. of above persons (entities only).  20-8376904

--------------------------------------------------------------------------------
   2.  Check the Appropriate Box if a Member of a Group (See Instructions)
       (a)X
       (b)

--------------------------------------------------------------------------------
   3.  SEC Use Only

--------------------------------------------------------------------------------
   4.  Citizenship or Place of Organization: Delaware, USA

--------------------------------------------------------------------------------

Number of    5.  Sole Voting Power:  0
Shares
Beneficially -------------------------------------------------------------------
Owned by
Each         6.  Shared Voting Power:  405,533
Reporting
Person With
             -------------------------------------------------------------------

             7.  Sole Dispositive Power:  0

             ----------------------------------------------------------------

             8.  Shared Dispositive Power: 405,533

-----------------------------------------------------------------------------
   9.  Aggregate Amount Beneficially Owned by Each Reporting Person:  405,533

--------------------------------------------------------------------------------
   10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

--------------------------------------------------------------------------------
   11. Percent of Class Represented by Amount in Row (9): 3.8%

--------------------------------------------------------------------------------
   12.  Type of Reporting Person (See Instructions): PN

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No. 00374N107
--------------------------------------------------------------------------------

   1.  Names of Reporting Persons: John Motulsky
       I.R.S. Identification Nos. of above persons (entities only).

--------------------------------------------------------------------------------
   2.  Check the Appropriate Box if a Member of a Group (See Instructions)
       (a)  X
       (b)

--------------------------------------------------------------------------------
   3.  SEC Use Only

--------------------------------------------------------------------------------
   4.  Citizenship or Place of Organization: USA

--------------------------------------------------------------------------------

Number of    5.    Sole Voting Power:  0
Shares
Beneficially -------------------------------------------------------------------
Owned by
Each         6.    Shared Voting Power:  810,089
Reporting
Person With  -------------------------------------------------------------------

             7.    Sole Dispositive Power:  0

             -------------------------------------------------------------------

             8.    Shared Dispositive Power: 810,089

--------------------------------------------------------------------------------
   9.  Aggregate Amount Beneficially Owned by Each Reporting Person: 810,089

--------------------------------------------------------------------------------
   10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

--------------------------------------------------------------------------------
   11. Percent of Class Represented by Amount in Row (9): 7.7%

--------------------------------------------------------------------------------
   12. Type of Reporting Person (See Instructions): IN, HC

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No. 00374N107
--------------------------------------------------------------------------------

   1.  Names of Reporting Persons: Christopher Wilson
       I.R.S. Identification Nos. of above persons (entities only).

--------------------------------------------------------------------------------
   2.  Check the Appropriate Box if a Member of a Group (See Instructions)
       (a)  X
       (b)

--------------------------------------------------------------------------------
   3.  SEC Use Only

--------------------------------------------------------------------------------
   4.  Citizenship or Place of Organization: USA

--------------------------------------------------------------------------------

Number of    5.    Sole Voting Power:  0
Shares
Beneficially -------------------------------------------------------------------
Owned by
Each         6.    Shared Voting Power:   810,089
Reporting
Person With  -------------------------------------------------------------------

             7.    Sole Dispositive Power:  0

             -------------------------------------------------------------------
             8.    Shared Dispositive Power: 810,089

--------------------------------------------------------------------------------
   9.  Aggregate Amount Beneficially Owned by Each Reporting Person:  810,089

--------------------------------------------------------------------------------
   10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

--------------------------------------------------------------------------------
   11. Percent of Class Represented by Amount in Row (9): 7.7%

--------------------------------------------------------------------------------
   12. Type of Reporting Person (See Instructions): IN, HC

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No. 00374N107
--------------------------------------------------------------------------------

   1.  Names of Reporting Persons: Wayne Teetsel
       I.R.S. Identification Nos. of above persons (entities only).

--------------------------------------------------------------------------------
   2.  Check the Appropriate Box if a Member of a Group (See Instructions)
       (a)  X
       (b)

--------------------------------------------------------------------------------
   3.  SEC Use Only

--------------------------------------------------------------------------------
   4.  Citizenship or Place of Organization: USA

--------------------------------------------------------------------------------

Number of    5.    Sole Voting Power:  0
Shares       -------------------------------------------------------------------
Beneficially
Owned by     6.    Shared Voting Power: 810,089
Each
Reporting    -------------------------------------------------------------------
Person With
             7.    Sole Dispositive Power:  0

             -------------------------------------------------------------------

             8.    Shared Dispositive Power: 810,089

--------------------------------------------------------------------------------
   9.  Aggregate Amount Beneficially Owned by Each Reporting Person:  810,089

--------------------------------------------------------------------------------
   10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

--------------------------------------------------------------------------------
   11. Percent of Class Represented by Amount in Row (9): 7.7%

--------------------------------------------------------------------------------
   12. Type of Reporting Person (See Instructions): IN, HC

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No. 00374N107
--------------------------------------------------------------------------------

   1.  Names of Reporting Persons:         Thomas Varkey
       I.R.S. Identification Nos. of above persons (entities only).

--------------------------------------------------------------------------------
   2.  Check the Appropriate Box if a Member of a Group (See Instructions)
       (a)  X
       (b)

--------------------------------------------------------------------------------
   3.  SEC Use Only

--------------------------------------------------------------------------------
   4.  Citizenship or Place of Organization: USA

--------------------------------------------------------------------------------

Number of    5.    Sole Voting Power:  0
Shares
Beneficially -------------------------------------------------------------------
Owned by
Each         6.    Shared Voting Power:   810,089
Reporting
Person With  -------------------------------------------------------------------

             7.    Sole Dispositive Power:  0

             -------------------------------------------------------------------

             8.    Shared Dispositive Power:  810,089

--------------------------------------------------------------------------------
   9.  Aggregate Amount Beneficially Owned by Each Reporting Person:  810,089

--------------------------------------------------------------------------------
   10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

--------------------------------------------------------------------------------
   11. Percent of Class Represented by Amount in Row (9): 7.7%

--------------------------------------------------------------------------------
    12. Type of Reporting Person (See Instructions): IN, HC

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No. 00374N107
--------------------------------------------------------------------------------
   1.   Names of Reporting Persons: Jonathan Sacks
        I.R.S. Identification Nos. of above persons (entities only).

--------------------------------------------------------------------------------
   2.  Check the Appropriate Box if a Member of a Group (See Instructions)
       (a)  X
       (b)

--------------------------------------------------------------------------------
   3.  SEC Use Only

--------------------------------------------------------------------------------
   4.  Citizenship or Place of Organization: USA

--------------------------------------------------------------------------------

Number of    5.    Sole Voting Power:  0
Shares
Beneficially -------------------------------------------------------------------
Owned by
Each         6.    Shared Voting Power:   810,089
Reporting
Person With  -------------------------------------------------------------------

             7.    Sole Dispositive Power:  0

             -------------------------------------------------------------------

             8.    Shared Dispositive Power:  810,089

--------------------------------------------------------------------------------
   9.  Aggregate Amount Beneficially Owned by Each Reporting Person:  810,089

--------------------------------------------------------------------------------
   10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

--------------------------------------------------------------------------------
    11. Percent of Class Represented by Amount in Row (9):  7.7%

--------------------------------------------------------------------------------
    12. Type of Reporting Person (See Instructions): IN, HC

--------------------------------------------------------------------------------

Item 1.

     (a) Name of Issuer      AboveNet, Inc.

     (b) Address of Issuer's Principal Executive Offices  360 Hamilton Avenue
                                                          White Plains, NY 10601

Item 2.

          Name of Person Filing

     (a) Stonehill Institutional Partners, L.P., Stonehill Offshore Partners Limited, Stonehill Advisers LLC, Stonehill Capital Management LLC, Stonehill General Partner, LLC, John Motulsky, Christopher Wilson, Wayne Teetsel, Thomas Varkey, Jonathan Sacks.

          Address of Principal Business Office:

     (b)  c/o Stonehill Capital Management LLC
          885 Third Avenue
          30th Floor
          New York, NY  10022

     (c)  Citizenship

          Stonehill Institutional Partners, L.P.: Delaware limited partnership

          Stonehill Offshore Partners Limited: Cayman Islands exempted company

          Stonehill Advisers LLC: Idaho limited liability company

          Stonehill Capital Management LLC: Delaware limited liability company

          Stonehill General Partner, LLC: Delaware limited liability company

          John Motulsky ("Motulsky"): US Citizen

          Christopher Wilson ("Wilson"): US Citizen

          Wayne Teetsel ("Teetsel"): US Citizen

          Thomas Varkey ("Varkey"): US Citizen

          Jonathan Sacks ("Sacks"): US Citizen

     (d)  Title of Class of Securities     Common Stock

     (e)  CUSIP Number    00374N107

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO ss. 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

         (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

         (b) [ ]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

         (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

         (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

         (e) [ ] An investment adviser in accordance with ss. 240.13d-1(b)(1)(ii)(E);

         (f) [ ] An employee benefit plan or endowment fund in accordance with ss. 240.13d-1(b)(1)(ii)(F);

         (g) [ ] A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G);

         (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

         (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

         (j) [ ]  Group, in accordance with ss. 240.13d-1(b)(1)(ii)(J).

ITEM 4.  Ownership.

Stonehill Capital Management LLC, John Motulsky, Christopher Wilson, Wayne Teetsel, Thomas Varkey, Jonathan Sacks:

       (a) Amount beneficially owned: Common Stock:

       (b) Percent of class: 7.7%

       (c) Number of shares as to which the person has:

           (i)    Sole power to vote or to direct the vote: 0

                  Shared power to vote or to direct the vote:

           (ii)   Common Stock: 810,089

           (iii)  Sole power to dispose or to direct the disposition of: 0

                  Shared power to dispose or to direct the disposition of:

           (iv)   Common Stock: 810,089

Stonehill Institutional Partners, L.P., Stonehill General Partner, LLC

       (a) Amount beneficially owned:         Common Stock        405,553

       (b) Percent of class: 3.8%

       (c) Number of shares as to which the person has:

           (i)    Sole power to vote or to direct the vote:  0

           (ii)   Shared power to vote or to direct the vote: 405,553

           (iii)  Sole power to dispose or to direct the disposition of:  0

           (iv)   Shared power to dispose or to direct the disposition of:
                  405,553

Stonehill Offshore Partners Limited, Stonehill Advisers LLC

       (a) Amount beneficially owned:         Common Stock    404,556

       (b) Percent of class: 3.8%

       (c) Number of shares as to which the person has:

           (i)    Sole power to vote or to direct the vote:  0

           (ii)   Shared power to vote or to direct the vote: 404,556

           (iii)  Sole power to dispose or to direct the disposition of: 0

           (iv)   Shared power to dispose or to direct the disposition of:
                  404,556

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Not Applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

Stonehill Advisers LLC is the investment adviser to Stonehill Offshore Partners Limited. Stonehill Capital Management LLC is the investment adviser to Stonehill Institutional Partners, L.P. and Stonehill Offshore Partners Limited. Stonehill General Partner, LLC is the general partner of Stonehill Institutional Partners, L.P. Motulsky, Wilson, Teetsel, Varkey and Sacks are managing members of Stonehill General Partner, LLC, Stonehill Capital Management LLC and Stonehill Advisers LLC.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Stonehill Institutional Partners, L.P., Stonehill Offshore Partners Limited, Stonehill Capital Management LLC, Stonehill General Partner, LLC, John Motulsky, Christopher Wilson, Wayne Teetsel, Thomas Varkey and Jonathan Sacks.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

Not Applicable.

ITEM 10.  CERTIFICATION

                 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated this 7th Day of February 2007.

STONEHILL INSTITUTIONAL PARTNERS, L.P.

By:   /s/ John Motulsky
      -----------------

      a Managing Member of Stonehill General Partner, LLC, its general partner

STONEHILL OFFSHORE PARTNERS LIMITED

By:   /s/ John Motulsky
      -----------------

      a Managing Member of Stonehill Advisers LLC, its investment adviser

STONEHILL ADVISERS LLC

By:   /s/ John Motulsky
      -----------------

      a Managing Member

STONEHILL CAPITAL MANAGEMENT LLC

By:   /s/ John Motulsky
      -----------------

      a Managing Member

STONEHILL GENERAL PARTNER, LLC

By:   /s/ John Motulsky
      -----------------

      a Managing Member

JOHN MOTULSKY

/s/ John Motulsky
-----------------

CHRISTOPHER WILSON

/s/ Christopher Wilson
----------------------

WAYNE TEETSEL

/s/ Wayne Teetsel
-----------------

THOMAS VARKEY

/s/ Thomas Varkey
-----------------

JONATHAN SACKS

/s/ Jonathan Sacks
------------------


      The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. SEE ss.240.13d-7 for other parties for whom copies are to be sent.

ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE
           FEDERAL CRIMINAL VIOLATIONS
           (SEE 18 U.S.C. 1001)

EXHIBIT 1

AGREEMENT OF JOINT FILING


Stonehill Institutional Partners, L.P., Stonehill Offshore Partners Limited, Stonehill Advisers LLC, Stonehill Capital Management LLC, Stonehill General Partner, LLC, John Motulsky, Christopher Wilson, Wayne Teetsel, Thomas Varkey and Jonathan Sacks hereby agree that the Statement on Schedule 13G to which this agreement is attached as an exhibit as well as all future amendments to such Statement, shall be filed jointly on behalf of each of them. This agreement is intended to satisfy the requirements of Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended.

Dated:  February 7, 2007

STONEHILL INSTITUTIONAL PARTNERS, L.P.

By:   /s/ John Motulsky
      -----------------

      a Managing Member of Stonehill General Partner, LLC, its general partner

STONEHILL OFFSHORE PARTNERS LIMITED

By:   /s/ John Motulsky
      -----------------

      a Managing Member of Stonehill Advisers LLC, its investment adviser

STONEHILL ADVISERS LLC

By:   /s/ John Motulsky
      -----------------

      a Managing Member

STONEHILL CAPITAL MANAGEMENT LLC

By:   /s/ John Motulsky
      -----------------

      a Managing Member

STONEHILL GENERAL PARTNER, LLC

By:   /s/ John Motulsky
      -----------------

      a Managing Member

JOHN MOTULSKY

/s/ John Motulsky
-----------------

CHRISTOPHER WILSON

/s/ Christopher Wilson
----------------------

WAYNE TEETSEL

/s/ Wayne Teetsel
-----------------

THOMAS VARKEY

/s/ Thomas Varkey
-----------------

JONATHAN SACKS

/s/ Jonathan Sacks
------------------